As filed with the Securities and Exchange Commission on June 16, 2021
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
NexTier Oilfield Solutions Inc.
(Exact name of registrant as specified in its charter)

Delaware	38-4016639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3990 Rogerdale Rd.
Houston, TX 77042
(Address of principal executive offices and zip code)

NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan
(Full title of the plan)

Kevin M. McDonald Executive Vice President, Chief Administrative Officer, General Counsel & Secretary NexTier Oilfield Solutions Inc. 3990 Rogerdale Rd. Houston, TX 77042
(Name and address of agent for service)

713 325-6000
(Telephone number, including area code, of agent for service) Copies to:
Keith M. Townsend, Esq. King & Spalding LLP 1180 Peachtree Street, NE Suite 1600 Atlanta, GA 30309 404 572 4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share	15,055,722 (2)	$4.90	$73,773,037.80	$8,048.64

(1)    In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such additional shares of common stock, par value $0.01 per share (“Common Stock”), of NexTier Oilfield Solutions Inc., a Delaware corporation (the “Registrant”) and securities that may from time to time be offered or issued under the NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan (the “Incentive Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions that result in an increase in the number of the outstanding shares of Common Stock or securities issuable pursuant to awards granted under the Incentive Plan. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Incentive Plan.

(2)    This Registration Statement covers 15,055,722 shares of Common Stock available to be granted under or issuable pursuant to awards under the Incentive Plan.

(3)    Calculated solely for purposes of this offering in accordance with Rule 457(c) and (h) of the Securities Act. The proposed maximum offering price per share is based upon the high and low prices of the Registrant’s Common Stock on June 10, 2021, as reported on the New York Stock Exchange.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) registers 15,055,722 additional shares of common stock, par value $0.01 per share (“Common Stock”) under the NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan (the “Incentive Plan”), pursuant to the amendment and restatement of the Incentive Plan approved by the Registrant’s Board of Directors and stockholders (the “Restated Plan”). The Restated Plan, among other things, increased the number of shares of Common Stock authorized for issuance under the Plan from 11,934,601 shares to 26,990,323 shares (an increase of 15,055,722 shares). The additional shares are of the same class as other securities issuable pursuant to the Incentive Plan for which the Registrant’s Registration Statements on Form S-8 (Registration No.s 333-215734 and 333-232342), filed with the Securities and Exchange Commission (the “Commission”) on January 25, 2017 and June 26, 2019, respectively (the “Prior Registration Statements”), are effective. The information contained in the Prior Registration Statements is hereby incorporated by reference pursuant to General Instruction E of Form S-8, except to the extent supplemented, amended or superseded by the information set forth in this Registration Statement.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
This Registration Statement incorporates herein by reference the following documents, which have been filed with the Commission by the Registrant:

a)our Annual Report on Form 10-K  for the year ended December 31, 2020 filed with the SEC on February 24, 2021;
b)the information responsive to Part III of Form 10-K for the year ended December 31, 2020 provided in our Proxy Statement on Schedule 14A  filed with the SEC on April 21, 2021, as supplemented by the definitive additional materials filed with the SEC on April 29, 2021;
c)our Quarterly Report on Form 10-Q  for the quarter ended March 31, 2021 filed with the SEC on May 5, 2021;
d)our Currents Report on Form 8-K filed with the SEC on January 15, 2021 and June 16, 2021; and
e)the description of capital stock contained in the Registration Statement on Form 8-A, as filed with the SEC on January 18, 2017, including any amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 8.    Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of Keane Group, Inc., including Amendment of Certificate of Incorporation, dated October 13, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on December 14, 2016).
4.2	Certificate of Amendment to Certificate of Incorporation of Keane Group, Inc. dated October 31, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 31, 2019).
4.3	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 21, 2017).
4.4	First Amendment to Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 2, 2020).
5.1*	Opinion of King & Spaulding LLP
23.1*	Consent of KPMG LLP
23.2*	Consent of King & Spaulding LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in this Registration Statement under “Signatures”)
99.1*	NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan
______________
* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 16, 2021.

NexTier Oilfield Solutions Inc.

By:	/s/ Robert W. Drummond
Name:	Robert W. Drummond
Title:	President and Chief Executive Officer (Principal Executive Officer)
POWER OF ATTORNEY
Each person whose signature appears below hereby constitute and appoint Robert Drummond and Kevin McDonald, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on June 16, 2021.

Signature	Title
/s/ Robert W. Drummond
Robert W. Drummond	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ Kenneth Pucheu
Kenneth Pucheu	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Lamphung Ngo-Burns
Lamphung Ngo-Burns	Chief Accounting Officer and Treasurer (Principal Accounting Officer)
/s/ Stuart Brightman
Stuart M. Brightman	Director
/s/ Gary Halverson
Gary M. Halverson	Director
/s/Patrick Murray
Patrick M. Murray	Director
/s/ Amy H. Nelson
Amy H. Nelson	Director
/s/ Melvin G. Riggs
Melvin G. Riggs	Director

Signature	Title
/s/ Michael Roemer
Michael Roemer	Director
/s/ James Stewart
James C. Stewart	Director
/s/ Scott Wille
Scott R. Wille	Director

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